ALMADEN MINERALS LTD.

(the “Company”)

CODE OF BUSINESS CONDUCT AND ETHICS FOR

 DIRECTORS (the “Code”)

Directors have a duty to manage or supervise the management of, the business and affairs of the Company. In carrying out this duty the Company expects directors to act honestly and in good faith with a view to the best interests of the Company. To this end the Board of Directors has committed itself to maintaining a high standard of Corporate Governance which incorporates as its basis principles of good conduct and high ethical behaviour.

The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom the Company interacts, but reflects only a part of its commitment. The following additional policies and agreements supplement or amplify the Code in certain areas and should be read in conjunction with the Code:

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Securities Trading Policy

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Communications Policy

To discharge their duties the Directors have adopted the following principles for business conduct and ethical behaviour.

Compliance with Law

The Directors shall conduct their business and affairs in full compliance with applicable laws, rules and regulations and shall encourage and promote such behaviours for themselves, officers and employees.

While the Company does not expect its Directors to memorize every detail of these laws, rules and regulations, it does want them to be familiar enough with them to be able to determine when to seek advice from others. Directors are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where the Company otherwise does business, including compliance with antitrust and unfair competition laws and laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. If there is a question as to whether an activity is restricted or prohibited, Directors should seek assistance before taking any action.

Conflicts of Interest

The Directors shall conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere, with the interests of the Company including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, Directors shall immediately make full disclosure in an appropriate manner.

Use of Position

The Directors should not take advantage of their position to obtain or provide inappropriate benefits for themselves, family members, business associates or friends. Benefits will be deemed to be inappropriate if it could be perceived that they are obtained or provided through favouritism or conflict of interest.

Offering or Accepting Gifts and Benefits

Offering or accepting gifts or benefits from customers, suppliers and others may present a conflict of interest and this is never acceptable. Some gifts or benefits of token or small value are acceptable, others are not. Directors should consider the circumstances, timing and nature of the gift when deciding whether it is appropriate.  Generally, it is inappropriate to offer or accept gifts or benefits other than:

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the normal exchange of hospitality between persons doing business together,

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token gifts exchanged as part of protocol, or

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the normal presentation of gifts to persons participating in public or Company functions

Relationships with Others

Directors should not place themselves in situations where they are, or appear to be, under the obligation or influence of anyone who is or may be doing business with the Company including its suppliers, contractors or competitors.

Fair Dealing

The Company adheres to a policy of Fair Dealing in all its undertakings. Directors shall endeavour to deal fairly with the Company’s customers, suppliers, competitors and employees. Taking unfair advantage through manipulation, concealment, abuse or privilege, misrepresentation and other unfair dealing practices is unacceptable.

Obligations to the Company

The Directors primary duty in their work is to protect and promote the best interests of the Company. When acting on behalf of the Company, Directors must act only in its best interests and only within the limits of the authority given to them.  Relationships of any nature with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect their independent and sound judgment on behalf of the Company.

Confidentiality

Directors shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or mandated by law or requirement of securities regulatory authorities or stock exchange. Confidential information shall not be used for personal gain.

Protection and Proper Use of Common Assets

Directors shall ensure that the Company’s assets are protected and properly and efficiently used for legitimate business purposes.

Use of Corporate Property

The property of the Company, including its premises, equipment, materials, software and data is only to be used for legitimate company purposes. Reasonable care should be exercised to protect Company property against loss or damage. Company property should not be used for personal benefit. Directors should be mindful of the fact that the Company retains the right to access, review, and monitor and disclose any information transmitted, received or stored using our electronic equipment in accordance with applicable law.

Property Rights of Others

Directors must protect and honour the ownership rights of others in their intellectual property and information, keeping such information confidential and using such intellectual property and information only for authorized purposes.

Misuse of Computer Equipment

Directors may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities either:

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access the internal computer system or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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commit any unlawful or illegal act, including harassment, liable fraud, sending of unsolicited bulk e-mail in violation of applicable law, trafficking and contraband of any kind, or espionage.

All data residing on or transmitted through our computing and communications facilities, including e-mail and word processing documents, is the property of the Company and subject to inspection, retention and review in accordance with applicable law.

Corporate Opportunities

Directors owe duty to advance the Company’s legitimate interests whenever an opportunity arises and are prohibited from:

a)

Taking personal advantage of opportunities discovered through the use of corporate assets, property, information or their position;

b)

Using or deploying corporate assets, property, information or their position for personal gain; and

c)

Competing with the Company.

Incident Reporting

Directors are encouraged to promote ethical behaviour in all things they do and to ensure a healthy ethical workplace.  The Company, through the principles and standards adhered to by Directors, encourages officers and senior management to talk with employees about ethical behaviours and to provide guidance on their ethical concerns including advising employees on appropriate actions to be taken or behaviours to be followed. Violations of laws, rules, regulations or this Code are to be reported to the Board of Directors.

The Directors on behalf of the Company will not allow any retaliation by officers or senior management in respect of reports made in good faith by any employee.

Violations

Violations of the Code will not be tolerated. Any director who violates the standards in the Code may be subject to disciplinary action, up to and including termination of directorship, and, in appropriate cases, civil legal action or referral for criminal prosecution.

Waivers

Directors whose conduct or actions has failed to meet or whose future conduct or actions may not meet the principles and standards set out in this Code must report such failure or anticipated failure immediately to the Board of Directors. Such report shall contain a request for a waiver of such conduct and be filed with the Board of Directors for review. The Board of Directors shall examine the circumstances related to the failure or requested waiver for anticipated failure and make an appropriate determination. Any determination of the Board of Directors that non-compliance with the Code has occurred or that, under the circumstances, a waiver be granted to a Director shall be reported promptly to the shareholders by posting on the Company’s website.

Annual Review

Annually, the Company expects each Director to review this Code and to satisfy themselves that they have adhered to the stated principles and standards or if they have failed to do so to ensure such non-compliance has been reported to the Board of Directors.